Exhibit 99.1

BOSTON SCIENTIFIC RECEIVES FTC ANTITRUST APPROVAL FOR ITS COMBINATION WITH GUIDANT

Transaction scheduled to close tomorrow

Natick, MA (April 20, 2006) – Boston Scientific Corporation (NYSE: BSX) today announced it has received antitrust approval from the U.S. Federal Trade Commission (FTC) for its proposed combination with Guidant Corporation (NYSE: GDT).

The Commission has approved an agreement containing consent orders that Boston Scientific had entered into with the FTC staff on April 5 and has granted early termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976.

Boston Scientific is now free under both European Commission and U.S. antitrust laws to close the transaction with Guidant. The European Commission granted its antitrust approval for the combination of Boston Scientific and Guidant on April 11. Boston Scientific and Guidant shareholders each voted overwhelmingly to approve the combination at separate special meetings held March 31. Boston Scientific and Guidant intend to close the transaction on April 21.

With its approval of the Boston Scientific-Guidant transaction, the FTC also approved the proposed acquisition by Abbott of Guidant’s vascular intervention and endovascular businesses. In addition, the FTC granted early termination of the HSR waiting period for Abbott’s proposed acquisition of voting securities of Boston Scientific. On January 17, 2006, Boston Scientific announced that Abbott had agreed to purchase $1.4 billion of Boston Scientific common stock at the same time as it acquires the Guidant businesses. Guidant and Abbott also intend to close the acquisition by Abbott of the Guidant businesses on April 21, before the closing of the Boston Scientific-Guidant transaction.

Under the terms of the merger agreement between Boston Scientific and Guidant, each share of Guidant common stock will be converted, upon closing, into the right to receive $42.00 in cash and between 1.3167 and 1.6799 shares of Boston Scientific common stock. The number of shares of Boston Scientific common stock that Guidant shareholders will receive is calculated by dividing $38.00 by the average closing price of Boston Scientific common stock during the 20 consecutive-trading-day period ending three days prior to the closing date, which is scheduled for April 21, provided that if the result of this calculation is less than 1.3167, the exchange ratio will be 1.3167, and if the result of this calculation is greater than 1.6799, the exchange ratio will be 1.6799. The average closing price of Boston Scientific common stock during this period (beginning March 21 and ending April 18) was $22.52. Accordingly, Guidant shareholders will receive 1.6799 Boston Scientific shares for each share of Guidant common stock, which, based on yesterday’s closing price of $21.79, values the stock portion of the consideration at $36.60 per share. In addition, Guidant shareholders will receive interest payments of $0.0132 in cash per share for each day between April 1 and the closing date of April 21, representing an additional $0.28 per share. In aggregate, Guidant shareholders will receive $78.88 for each of their Guidant shares, based on yesterday’s closing price.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements as to timing expectations to complete the merger and other statements identified by words such as “anticipates”, “believes”, “estimates”, “expects”, “intends”, “may”, “projects”, “plans”, “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of other closing conditions contained in the merger agreement and other risk factors relating to our industry as detailed from time to time in each of Boston Scientific’s and Guidant’s reports filed with the Securities and Exchange Commission, including each such company’s most recent Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Boston Scientific undertakes no obligation to update publicly any forward-looking statements herein, whether as a result of new information, future events or otherwise.

Contacts – Boston Scientific

Milan Kofol (508-650-8569) (cell: 617-834-8595)

Investor Relations, Boston Scientific Corporation

Paul Donovan (508-650-8541) (cell: 508-667-5165)

Media Relations, Boston Scientific Corporation

Steve Frankel / Steve Silva (212-355-4449)

Joele Frank, Wilkinson Brimmer Katcher